FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS
• Net Sales of $546.5 Million, an Increase of 21.0 Percent
• Earnings from Operations of $48.2 Million
• Diluted Earnings Per Share of $0.61

MANHATTAN BEACH, CA. – April 22, 2014 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in footwear, today announced financial results for the first quarter ended March 31, 2014.

First quarter 2014 net sales were $546.5 million compared to $451.6 million in the first quarter of 2013. Gross profit for the first quarter of 2014 was $240.4 million, or 44.0 percent of net sales, compared to $192.7 million, or 42.7 percent of net sales, in the first quarter of 2013. Earnings from operations for the first quarter of 2014 were $48.2 million compared to earnings from operations of $15.3 million for the first quarter of 2013. Due to Easter falling later in Spring, the Company shifted a portion of its advertising expenses into the second quarter 2014, reducing its media expenses in the first quarter 2014.

“The demand for Skechers footwear from both our customers and consumers has been above and beyond our expectations. The result was net sales of over $546 million, a 21 percent increase over last year’s first quarter and a first quarter record as well as the second highest quarterly revenues in the company’s 22-year history,” began David Weinberg, chief operating officer and chief financial officer. “The improvements were achieved despite Easter falling late in April and the extreme cold weather experienced in most of the United States throughout the quarter. The sales results are attributable to double-digit increases in our domestic and international wholesale business, as well as increases in our worldwide company-owned retail business, which achieved a 5.6 percent comparable quarter net sales increase. With multiple product success stories in our lifestyle, performance and kids’ footwear, the positive reaction to our current products resulted in a gross margin of 44.0 percent and an operating margin of 8.8 percent.”

Net earnings in the first quarter of 2014 were $31.0 million compared to net earnings of $6.7 million for the first quarter of 2013. Net earnings per diluted share in the first quarter 2014 were $0.61 based on 50.8 million weighted average shares outstanding compared to a diluted net earnings per share of $0.13 based on 50.5 million weighted average shares outstanding for the same period in the prior year. The Company’s effective tax rate for the first quarter of 2014 was 25.7 percent as a result of certain discrete items recorded in the first quarter. The Company currently estimates its effective tax rate for 2014 to be 25 percent to 28 percent.

Robert Greenberg, SKECHERS chief executive officer, commented: “The combination of the simultaneous success of multiple product categories in the United States and the broad global acceptance of these same initiatives allowed us to expand our assortment of styles and create a unified product message around the world. We believe this is because we’re on target for current trends with the most relevant and exciting footwear offering in the company’s history, including our Spring 2014 collection which we began to deliver in February. The record first quarter sales are evidence that our product initiatives are working and our on-going efforts to elevate our product offering with fresh innovative footwear styles is resonating with consumers. The innovation has also lead to remarkable accomplishments in our Skechers Performance Division with two editorial awards in the first quarter for our Skechers GO running footwear, and yesterday’s incredible Boston Marathon win for elite runner and Olympian Meb, who achieved a personal best in Skechers GOmeb Speed 3 at the event. Meb continues to appear in SKECHERS Performance Division marketing campaigns, while The Voice winner Danielle Bradbery, television celebrity Brooke Burke-Charvet, and sport icons Joe Montana, Mark Cuban and Tommy Lasorda appear in our campaigns for our lifestyle division. In addition, print ads are running in magazines and on billboards and kiosks, and we have a strong online and in-store marketing presence. We are also running many of our product and lifestyle focused campaigns around the world, further creating global synergy between product and marketing. We have seen the benefits of leveraging the strength of our brand, product and marketing across international markets as first quarter sales achieved double-digits growth in Europe, Canada, Asia, including China, and many other regions. We believe this positive trend will continue as the demand for our brand remains strong globally. We are looking forward to delivering the remainder of our Spring footwear collection, and introducing new innovative product for Back-to-School 2014.”

Mr. Weinberg continued: “April has started off very strong in terms of order rates, revenues and backlogs, all which have accelerated since year end. This was achieved without impacting our at-once business which remains at the same levels as last year. We believe this positive trend will continue through the second quarter and back half of the year as the demand for our key product initiatives in the United States, Asia, Europe, the Middle East and South America remains very high. We believe we are well positioned to maintain this growth with the combination of $329.4 million in cash, an additional 50 to 60 company-owned SKECHERS stores opening later this year in addition to the 10 opened in the first quarter, and more in-line product deliveries in the second quarter and throughout 2014. Though we believe there may be some upside with the second quarter sales numbers, we remain comfortable with the analysts’ consensus earnings estimates currently reported for the quarter even with the shift of media expenses previously discussed.”

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, and in over 100 countries and territories through the Company’s international network of subsidiaries in Canada, Brazil, Chile, Japan, and across Europe, as well as through joint ventures in Asia and distributors around the world. For more information, please visit www.skechers.com, and follow us on Facebook (www.facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future growth, financial results and operations, its development of new products, future demand for its products and growth opportunities, and its planned opening of new stores, advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the resignation of the Company’s former independent registered public accounting firm, and its withdrawal of its audit reports with respect to certain of the Company’s historical financial statements; international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2013. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$329,448	$372,011
Trade accounts receivable, net	312,325	225,941
Other receivables	9,558	10,599

Total receivables	321,883	236,540
Inventories	312,201	358,168
Prepaid expenses and other current assets	27,447	26,094
Deferred tax assets	22,115	22,115

Total current assets	1,013,094	1,014,928
Property, plant and equipment, at cost, less accumulated depreciation and amortization	362,575	361,755
Goodwill and other intangible assets, less applicable amortization	2,144	2,377
Deferred tax assets	1,492	9,950
Other assets, at cost	19,519	19,560

Total non-current assets	385,730	393,642

TOTAL ASSETS	$1,398,824	$1,408,570

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$12,123	$12,028
Short-term borrowings	87	87
Accounts payable	215,428	258,183
Accrued expenses	42,105	40,124

Total current liabilities	269,743	310,422
Long-term borrowings, excluding current installments	113,422	116,488
Other long-term liabilities	2,386	1,740

Total non-current liabilities	115,808	118,228
Total liabilities	385,551	428,650
Stockholders’ equity:
Skechers U.S.A., Inc. equity	962,997	930,322
Noncontrolling interests	50,276	49,598

Total equity	1,013,273	979,920

TOTAL LIABILITIES AND EQUITY	$1,398,824	$1,408,570

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Net sales	$546,518	$451,621
Cost of sales	306,115	258,889

Gross profit	240,403	192,732
Royalty income	3,022	1,770

	243,425	194,502

Operating expenses:
Selling	36,742	37,696
General and administrative	158,523	141,468
	195,265	179,164

Earnings from operations	48,160	15,338
Other expense:
Interest, net	(2,593)	(2,549)
Other, net	(1,082)	(2,923)

	(3,675)	(5,472)

Earnings before income taxes	44,485	9,866
Income tax expense	11,437	2,278

Net earnings	33,048	7,588
Less: Net earnings attributable to noncontrolling interest.	2,083	908

Net earnings attributable to Skechers U.S.A., Inc.	$30,965	$6,680

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.61	$0.13

Diluted	$0.61	$0.13

Weighted average shares used in calculating net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	50,558	50,295

Diluted	50,844	50,492